Exhibit 99.2
Item 1A. Risk Factors
Our future results may vary materially from those contained in forward-looking statements that we make in this Report and other filings with the SEC, press releases, communications with investors, and oral statements due to the following important factors, among others. Our forward-looking statements in this Report and in any other public statements we make may turn out to be wrong. These statements can be affected by, among other things, inaccurate assumptions we might make or by known or unknown risks and uncertainties or risks we currently deem immaterial. Consequently, no forward-looking statement can be guaranteed. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Risks Related to Our Business
If our long-term growth strategy is not successful, our business and financial results could be harmed.

We may not achieve our long-term objectives, and our investments in our business may fail to impact our results and growth as anticipated. Some of the factors that could cause our business strategy to fail to achieve our objectives include the following, among others:

•	our failure to adequately execute our strategy or anticipate and overcome obstacles to achieving our strategic goals

•	our failure to develop or deploy our mass customization platform or the failure of the platform to drive the efficiencies and competitive advantage we expect

•	our failure to manage the growth, complexity, and pace of change of our business and expand our operations

•
our failure to acquire, at a value-accretive price or at all, businesses that enhance the growth and development of our business or to effectively integrate the businesses we do acquire into our business

•	our inability to purchase or develop technologies and other key assets and capabilities to increase our efficiency, enhance our competitive advantage, and scale our operations

•	our failure to realize the anticipated benefits of the decentralization of our operations

•	the impact on our growth of our anticipated investment reductions, including a decrease in early stage investments and reductions in advertising spending, particularly for Vistaprint and National Pen

•	the failure of our current supply chain to provide the resources we need at the standards we require and our inability to develop new or enhanced supply chains

•	our failure to acquire new customers and enter new markets, retain our current customers, and sell more products to current and new customers

•	our failure to address performance issues in some of our businesses and markets

•	our failure to sustain growth in relatively mature markets

•	our failure to promote, strengthen, and protect our brands

•	our failure to effectively manage competition and overlap within our brand portfolio

•	the failure of our current and new marketing channels to attract customers

•	our failure to realize expected returns on our capital allocation decisions

•	unanticipated changes in our business, current and anticipated markets, industry, or competitive landscape

•	our failure to attract and retain skilled talent needed to execute our strategy and sustain our growth

•	general economic conditions
If our strategy is not successful, then our revenue, earnings, cash flow, and value may not grow as anticipated, be negatively impacted, or decline, our reputation and brands may be damaged, and the price of our shares may decline. In addition, we may change our strategy from time to time, which can cause fluctuations in our financial results and volatility in our share price.

Purchasers of customized products may not choose to shop online, which would limit our acquisition of new customers that are necessary to the success of our business.

Most of our businesses sell our products and services primarily through the Internet. Because the online market for most of our products and services is not mature, our success depends in part on our ability to attract customers who have historically purchased products and services we offer through offline channels. Specific factors that could prevent prospective customers from purchasing from us online include the following:

•	concerns about buying customized products without face-to-face interaction with design or sales personnel

•	the inability to physically handle and examine product samples before making a purchase

•	delivery time associated with Internet orders

•	concerns about the security of online transactions and the privacy of personal information

•	delayed or lost shipments or shipments of incorrect or damaged products

•	a desire to support and buy from local businesses

•	limited access to the Internet

•	the inconvenience associated with returning or exchanging purchased items

In addition, our internal research shows that an increasing number of current and potential customers access our websites using smart phones or tablets and that our website visits using traditional computers may decline. Designing and purchasing custom designed products on a smart phone, tablet, or other mobile device is more difficult than doing so with a traditional computer due to limited screen sizes and bandwidth constraints, and we are seeing that customers' increased use of mobile devices to access and use our websites and technologies is having a negative impact on conversion rates, especially in our Vistaprint business, which can lead to a decline in revenue.

We may not succeed in promoting and strengthening our brands, which could prevent us from acquiring new customers and increasing revenues.

A primary component of our business strategy is to promote and strengthen our brands to attract new and repeat customers, and we face significant competition from other companies in our markets who also seek to establish strong brands. To promote and strengthen our brands, we must incur substantial marketing expenses and establish a relationship of trust with our customers by providing a high-quality customer experience, which requires us to invest substantial amounts of our resources. Our ability to provide a high-quality customer experience is also dependent on external factors over which we may have little or no control, such as the reliability and performance of our suppliers, third-party fulfillers, third-party carriers, and communication infrastructure providers. If we are unable to promote our brands or provide customers with a high-quality customer experience, we may fail to attract new customers, maintain customer relationships, and sustain or increase our revenues.

We manage our business for long-term results, and our quarterly and annual financial results often fluctuate, which may lead to volatility in our share price.

Our revenue and operating results often vary significantly from period to period due to a number of factors, and as a result comparing our financial results on a period-to-period basis may not be meaningful. We prioritize our uppermost financial objective of maximizing our intrinsic value per share even at the expense of shorter-term results and do not manage our business to maximize current period reported financial results, including our GAAP net income (loss) and operating cash flow and other results we report. Many of the factors that lead to period-to-period fluctuations are outside of our control; however, some factors are inherent in our business strategies. Some of the specific factors that could cause our operating results to fluctuate from quarter to quarter or year to year include among others:

•
investments in our business in the current period intended to generate longer-term returns, where the costs in the near term will not be offset by revenue or cost savings until future periods, if at all

•
variations in the demand for our products and services, in particular during our second fiscal quarter, which may be driven by seasonality, performance issues in some of our businesses and markets, or other factors

•	currency and interest rate fluctuations, which affect our revenue, costs, and fair value of our assets and liabilities

•	our hedging activity

•	our ability to attract and retain customers and generate purchases

•	shifts in revenue mix toward less profitable products and brands

•	the commencement or termination of agreements with our strategic partners, suppliers, and others

•	our ability to manage our production, fulfillment, and support operations

•	costs to produce and deliver our products and provide our services, including the effects of inflation and the rising costs of raw materials such as paper

•	our pricing and marketing strategies and those of our competitors

•	expenses and charges related to our compensation arrangements with our executives and employees

•	costs and charges resulting from litigation

•	significant increases in credits, beyond our estimated allowances, for customers who are not satisfied with our products or delivery

•	changes in our income tax rate

•	costs to acquire businesses or integrate our acquired businesses

•	financing costs

•	impairments of our tangible and intangible assets including goodwill

•	the results of our minority investments and joint ventures

Some of our expenses, such as office leases, depreciation related to previously acquired property and equipment, and personnel costs, are relatively fixed, and we may be unable to, or may not choose to, adjust operating expenses to offset any revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any period. Our operating results may sometimes be below the expectations of public market analysts and investors, in which case the price of our ordinary shares may decline.

We may not be successful in developing and deploying our mass customization platform or in realizing the anticipated benefits of the platform.
A key component of our strategy is the development and deployment of a mass customization platform, which is a cloud-based collection of software services, APIs, web applications and related technology offerings that can be leveraged independently or together by our businesses and third parties to perform common tasks that are important to mass customization. The process of developing new technology is complex, costly, and uncertain and requires us to commit significant resources before knowing whether our businesses will adopt components of our mass customization platform or whether the platform will make us more effective and competitive. As a result, there can be no assurance that we will find new capabilities to add to the growing set of technologies that make up our platform, that our diverse businesses will realize value from the platform, or that we will realize expected returns on the capital expended to develop the platform.
In addition, we are aware that other companies are developing platforms that could compete with ours. If a competitor were to create a more attractive or easier to adopt platform that has the potential to drive more scale advantage than ours does, our competitive position could be harmed.
Our global operations, decentralized organizational structure, and expansion place a significant strain on our management, employees, facilities, and other resources and subject us to additional risks.

We are a global company with production facilities, offices, and localized websites in many countries across six continents, and we manage our businesses and operations in a decentralized, autonomous manner. We expect to establish operations, acquire or invest in businesses, and sell our products and services in additional markets and geographic regions, including emerging markets, where we may have limited or no experience. We may not be successful in all markets and regions in which we invest or where we establish operations, which may be costly to us. We are subject to a number of risks and challenges that relate to our global operations, decentralization, and expansion, including, among others:

•	difficulty managing operations in, and communications among, multiple businesses, locations, and time zones

•	difficulty complying with multiple tax laws, treaties, and regulations and limiting our exposure to onerous or unanticipated taxes, duties, and other costs

•	our failure to improve and adapt our financial and operational controls and systems to manage our decentralized businesses and comply with our obligations as a public company

•
the challenge of complying with disparate laws in multiple countries, such as local regulations that may impair our ability to conduct our business as planned, protectionist laws that favor local businesses, and restrictions imposed by local labor laws

•	our inexperience in marketing and selling our products and services within unfamiliar markets, countries, and cultures

•	challenges of working with local business partners

•	our failure to properly understand and develop graphic design content and product formats and attributes appropriate for local tastes

•	disruptions caused by political and social instability that may occur in some countries

•	exposure to corrupt business practices that may be common in some countries or in some sales channels and markets, such as bribery or the willful infringement of intellectual property rights

•	difficulty repatriating cash from some countries

•	difficulty importing and exporting our products across country borders and difficulty complying with customs regulations in the many countries where we sell products

•	disruptions or cessation of important components of our international supply chain

•	failure of local laws to provide a sufficient degree of protection against infringement of our intellectual property

There is considerable uncertainty about the economic and regulatory effects of the United Kingdom's exit from the European Union (commonly referred to as "Brexit"). The UK is one of our largest markets in Europe, but we currently ship many products to UK customers from EU countries. If Brexit results in greater restrictions on imports and exports between the UK and the EU or increased regulatory complexity, then our operations and financial results could be negatively impacted.

In addition, we are exposed to fluctuations in currency exchange rates that may impact items such as the translation of our revenue and expenses, remeasurement of our intercompany balances, and the value of our cash and cash equivalents and other assets and liabilities denominated in currencies other than the U.S. dollar, our reporting currency. The hedging activities we engage in may not mitigate the net impact of currency exchange rate fluctuations, and our financial results may differ materially from expectations as a result of such fluctuations.

Failure to protect our information systems and the confidential information of our customers, employees, and business partners against security breaches or thefts could damage our reputation and brands, subject us to litigation and enforcement actions, and substantially harm our business and results of operations.

Our business involves the receipt, storage, and transmission of customers' personal and payment information, as well as confidential information about our business, employees, suppliers, and business partners, some of which is entrusted to third-party service providers, partners, and vendors. Our information systems and those of third parties with which we share information are vulnerable to an increasing threat of cyber security risks, including physical and electronic break-ins, computer viruses, and phishing and other social engineering scams, among other risks. As security threats evolve and become more sophisticated and more difficult to detect and defend against, a hacker or thief may defeat our security measures, or those of our third-party service provider, partner, or vendor, and obtain confidential or personal information. We or the third party may not discover the security breach and theft of information for a significant period of time after the breach occurs. We may need to expend significant resources to protect against security breaches and thefts of data or to address problems caused by breaches or thefts, and we may not be able to anticipate cyber attacks or implement adequate preventative measures. Any compromise or breach of our information systems or the information systems of third parties with which we share information could, among other things:

•	damage our reputation and brands

•	expose us to losses, remediation costs, litigation, enforcement actions, and possible liability

•	result in a failure to comply with legal and industry privacy regulations and standards

•	lead to the misuse of our and our customers' and employees' confidential or personal information

•	cause interruptions in our operations

•	cause us to lose revenue if existing and potential customers believe that their personal and payment information may not be safe with us

We are subject to the laws of many states, countries, and regions and industry guidelines and principles governing the collection, use, retention, disclosure, sharing, and security of data that we receive from and about our customers and employees. Any failure or perceived failure by us to comply with any of these laws, guidelines, or principles could result in actions against us by governmental entities or others, a loss of customer confidence, and damage to our brands, any of which could have an adverse effect on our business. In addition, the regulatory landscape is constantly changing, as various regulatory bodies throughout the world enact new laws concerning privacy, data retention, data transfer and data protection. For example, the recent General Data Protection Regulation in Europe includes robust operational and compliance requirements and significant penalties for non-compliance. Complying with these varying and changing requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business and operating results.

Acquisitions and strategic investments may be disruptive to our business.

An important way in which we pursue our strategy is to selectively acquire businesses, technologies, and services and make minority investments in businesses and joint ventures. The time and expense associated with finding suitable businesses, technologies, or services to acquire or invest in can be disruptive to our ongoing business and divert our management's attention. In addition, we have needed in the past, and may need in the future, to seek financing for acquisitions and investments, which may not be available on terms that are favorable to us, or at all, and can cause dilution to our shareholders, cause us to incur additional debt, or subject us to covenants restricting the activities we may undertake.

Our acquisitions and strategic investments may fail to achieve our goals.

An acquisition, minority investment, or joint venture may fail to achieve our goals and expectations for a number of reasons including the following:

•	The business we acquired or invested in may not perform as well as we expected.

•	We may overpay for acquired businesses, which can, among other things, negatively affect our intrinsic value per share.

•	We may fail to integrate acquired businesses, technologies, services, or internal systems effectively, or the integration may be more expensive or take more time than we anticipated.

•	The management of our acquired businesses, minority investments, and joint ventures may be more expensive or may take more resources than we expected.

•	We may not realize the anticipated benefits of integrating acquired businesses into our mass customization platform.

•	We may encounter cultural or language challenges in integrating an acquired business or managing our minority investment in a business.

•
We may not be able to retain customers and key employees of the acquired businesses, and we and the businesses we acquire or invest in may not be able to cross sell products and services to each other's customers.

We generally assume the liabilities of businesses we acquire, which could include liability for an acquired business' violation of law that occurred before we acquired it. In addition, we have historically acquired smaller, privately held companies that may not have as strong a culture of legal compliance or as robust financial controls as a larger, publicly traded company like Cimpress, and if we fail to implement adequate training, controls, and monitoring of the acquired companies, we could also be liable for post-acquisition legal violations.

Our acquisitions and minority investments can negatively impact our financial results.

Acquisitions and minority investments can be costly, and some of our acquisitions and investments may be dilutive, leading to reduced earnings. Acquisitions and investments can result in increased expenses including impairments of goodwill and intangible assets if financial goals are not achieved, assumptions of contingent or unanticipated liabilities, amortization of acquired intangible assets, and increased tax costs.

In addition, the accounting for our acquisitions and minority investments requires us to make significant estimates, judgments, and assumptions that can change from period to period, based in part on factors outside of our control, which can create volatility in our financial results. For example, we often pay a portion of the purchase price for our acquisitions in the form of an earn out based on performance targets for the acquired companies or enter into obligations or options to purchase noncontrolling interests in our acquired companies or minority investments, which can be difficult to forecast. If in the future our assumptions change and we determine that higher levels of achievement are likely under our earn outs or future purchase obligations, we will need to pay and record additional amounts to reflect the increased purchase price. These additional amounts could be significant and could adversely impact our results of operations.

Furthermore, provisions for future payments to sellers based on the performance or valuation of the acquired businesses, such as earn outs and options to purchase noncontrolling interests, can lead to disputes with the sellers about the achievement of the performance targets or valuation or create inadvertent incentives for the acquired company's management to take short-term actions designed to maximize the payments they receive instead of benefiting the business. In addition, strong performance of the underlying business could result in material payments pursuant to earn-out provisions or future purchase obligations that may or may not reflect the fair market value of the asset at that time.
If we are unable to attract new and repeat customers in a cost-effective manner, our business and results of operations could be harmed.
Our success depends on our ability to attract new and repeat customers in a cost-effective manner. Our various businesses rely on a variety of methods to do this including drawing visitors to our websites, promoting our products and services through search engines such as Google, Bing, and Yahoo!, email, direct mail, advertising banners and other online links, broadcast media, telesales and word-of-mouth customer referrals. If the search engines on which we rely modify their algorithms or terminate their relationships with us, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer customers may click through to our websites. If links to our websites are not displayed prominently in online search results, if fewer customers click through to our websites, if our direct mail marketing campaigns are not effective, or if the costs of attracting customers using any of our current methods significantly increase, then our ability to efficiently attract new and repeat customers would be reduced, our revenue and net income could decline, and our business and results of operations would be harmed.
Seasonal fluctuations in our business place a strain on our operations and resources.
Our profitability has historically been highly seasonal. Our second fiscal quarter includes the majority of the holiday shopping season and accounts for a disproportionately high portion of our earnings for the year, primarily due to higher sales of home and family products such as holiday cards, calendars, photo books, and personalized gifts. In addition, our National Pen business has historically generated nearly all of its profits during the December quarter. Our operating income during the second fiscal quarter represented 55% and 46% of annual operating income in the years ended June 30, 2019 and 2018, respectively, and during the year ended June 30, 2017, in a period we recognized a loss from operations, the second quarter was the only profitable quarter. In anticipation of increased sales activity during our second fiscal quarter holiday season, we typically incur significant additional capacity related expenses each year to meet our seasonal needs, including facility expansions, equipment purchases and leases, and increases in the number of temporary and permanent employees. Lower than expected sales during the second quarter have a disproportionately large impact on our operating results and financial condition for the full fiscal year. In addition, if our manufacturing and other operations are unable to keep up with the high volume of orders during our second fiscal quarter or we experience inefficiencies in our production, then our costs may be significantly higher, and we and our customers can experience delays in order fulfillment and delivery and other disruptions. If we are unable to accurately forecast and respond to seasonality in our business, our business and results of operations may be materially harmed.

Our hedging activity could negatively impact our results of operations, cash flows, or leverage.

We have entered into derivatives to manage our exposure to interest rate and currency movements. If we do not accurately forecast our results of operations, execute contracts that do not effectively mitigate our economic exposure to interest rates and currency rates, elect to not apply hedge accounting, or fail to comply with the complex accounting requirements for hedging, our results of operations and cash flows could be volatile, as well as negatively impacted. Also, our hedging objectives may be targeted at improving our non-GAAP financial metrics, which could result in increased volatility in our GAAP results. Since some of our hedging activity addresses long-term exposures, such as our net investment in our subsidiaries, the gains or losses on those hedges could be recognized before the offsetting exposure materializes to offset them. This could result in our having to borrow to settle a loss on a derivative without an offsetting cash inflow, potentially causing volatility in our cash or debt balances and therefore our leverage.

Our businesses face risks related to interruption of our operations and lack of redundancy.

Our businesses' production facilities, websites, infrastructure, supply chain, customer service centers, and operations may be vulnerable to interruptions, and we do not have redundancies or alternatives in all cases to carry on these operations in the event of an interruption. In addition, because our businesses are dependent in part on third parties for the implementation and maintenance of certain aspects of our communications and production systems, we may not be able to remedy interruptions to these systems in a timely manner or at all due to factors outside of our control. Some of the events that could cause interruptions in our businesses' operations or systems are the following, among others:

•	fire, natural disasters, or extreme weather

•	labor strike, work stoppage, or other issues with our workforce

•	political instability or acts of terrorism or war

•	power loss or telecommunication failure

•	attacks on our external websites or internal network by hackers or other malicious parties

•	undetected errors or design faults in our technology, infrastructure, and processes that may cause our websites to fail

•	inadequate capacity in our systems and infrastructure to cope with periods of high volume and demand

•	human error, including poor managerial judgment or oversight

•	pandemics, epidemics or other public health crises or other catastrophic events

Any interruptions to our systems or operations could result in lost revenue, increased costs, negative publicity, damage to our reputations and brands, and an adverse effect on our business and results of operations. Building redundancies into our infrastructure, systems, and supply chain to mitigate these risks may require us to commit substantial financial, operational, and technical resources, in some cases before the volume of their business increases with no assurance that their revenue will increase.

We face intense competition, and we expect our competition to continue to increase.

The markets for our products and services are intensely competitive, highly fragmented, and geographically dispersed. The competitive landscape for e-commerce companies and the mass customization market continues to change as new e-commerce businesses are introduced, established e-commerce businesses like Amazon enter the mass customization market, and traditional “bricks and mortar” businesses establish an online presence. Competition may result in price pressure, increased advertising expense, reduced profit margins, and loss of market share and brand recognition, any of which could substantially harm our business and financial results. Current and potential competitors include the following (in no particular order):

•	traditional offline suppliers and graphic design providers

•	online printing and graphic design companies

•	office superstores, drug store chains, food retailers, and other major retailers targeting small business and consumer markets

•	wholesale printers

•	self-service desktop design and publishing using personal computer software

•	email marketing services companies

•	website design and hosting companies

•	suppliers of customized apparel, promotional products, gifts, and packaging

•	online photo product companies

•	Internet retailers

•	online providers of custom printing services that outsource production to third party printers

•	providers of digital marketing such as social media and local search directories

Many of our current and potential competitors have advantages over us, including longer operating histories, greater brand recognition or loyalty, more focus on a given subset of our business, significantly greater financial, marketing, and other resources, or willingness to operate at a loss while building market share. Many of our competitors currently work together, and additional competitors may do so in the future through strategic business agreements or acquisitions. In addition, we have in the past and may in the future choose to collaborate with some of our existing and potential competitors in strategic partnerships that we believe will improve our competitive position and financial results. It is possible, however, that such ventures will be unsuccessful and that our competitive position and financial results will be adversely affected as a result of such collaboration.

Failure to meet our customers' price expectations would adversely affect our business and results of operations.

Demand for our products and services is sensitive to price for almost all of our businesses, and changes in our pricing strategies, including shipping pricing, have had a significant impact on the numbers of customers and orders in some regions, which in turn affects our revenue, profitability, and results of operations. Many factors can significantly impact our pricing and marketing strategies, including the costs of running our business, the costs of raw materials, our competitors' pricing and marketing strategies, and the effects of inflation. If we fail to meet our customers' price expectations, our business and results of operations may suffer.

We are subject to safety, health, and environmental laws and regulations, which could result in liabilities, cost increases, or restrictions on our operations.

We are subject to a variety of safety, health and environmental, or SHE, laws and regulations in each of the jurisdictions in which we operate. These laws and regulations govern, among other things, air emissions, wastewater discharges, the storage, handling and disposal of hazardous and other regulated substances and wastes, soil and groundwater contamination and employee health and safety. We use regulated substances such as inks and solvents, and generate air emissions and other discharges at our manufacturing facilities, and some of our facilities are required to hold environmental permits. If we fail to comply with existing SHE requirements, or new, more stringent SHE requirements applicable to us are imposed, we may be subject to monetary fines, civil or criminal sanctions, third-party claims, or the limitation or suspension of our operations. In addition, if we are found to be responsible for hazardous substances at any location (including, for example, offsite waste disposal facilities or facilities at which we formerly operated), we may be responsible for the cost of cleaning up contamination, regardless of fault, as well as for claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances.

In some cases we pursue self-imposed socially responsible policies that are more stringent than is typically required by laws and regulations, for instance in the areas of worker safety, team member social benefits and environmental protection such as carbon reduction initiatives. The costs of this added SHE effort are often substantial and could grow over time.

The failure of our business partners to use legal and ethical business practices could negatively impact our business.

We contract with multiple business partners in an increasing number of jurisdictions worldwide, including sourcing the raw materials for the products we sell from an expanding number of suppliers and contracting with third-party merchants and manufacturers for the placement and fulfillment of customer orders. We require our suppliers, fulfillers, and merchants to operate in compliance with all applicable laws, including those regarding corruption, working conditions, employment practices, safety and health, and environmental compliance, but we cannot control their business practices. We may not be able to adequately vet, monitor, and audit our many business partners (or their suppliers) throughout the world, and our decentralized structure heightens this risk, as not all of our businesses have equal resources to manage their business partners. If any of them violates labor, environmental, or other laws or implements business practices that are regarded as unethical or inconsistent with our values, our reputation could be severely damaged, and our supply chain and order fulfillment process could be interrupted, which could harm our sales and results of operations.

The loss of key personnel or an inability to attract and retain additional personnel could affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of our senior management and key technical, marketing, and production personnel, any of whom may cease their employment with us at any time with minimal advance notice. We face intense competition for qualified individuals from many other companies in diverse industries. The loss of key employees places a strain on members of our management team, who in some cases need to step in and support an additional business or function, and may significantly delay or prevent the achievement of our business objectives. Our failure to recruit, attract, and retain suitably qualified individuals to fill open roles or to adequately plan for succession could have an adverse effect on our ability to implement our business plan.

Our credit facility and the indenture that governs our senior notes restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our senior secured credit facility, which we refer to as our credit facility, and the indenture that governs our 7.0% senior unsecured notes due 2026, which we refer to as our senior notes, contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our best interest, including restrictions on our ability to:

•	incur additional indebtedness, guarantee indebtedness, and incur liens

•	pay dividends or make other distributions or repurchase or redeem capital stock

•	prepay, redeem, or repurchase certain subordinated debt

•	issue certain preferred stock or similar redeemable equity securities

•	make loans and investments

•	sell assets

•	enter into transactions with affiliates

•	alter the businesses we conduct

•	enter into agreements restricting our subsidiaries’ ability to pay dividends

•	consolidate, merge, or sell all or substantially all of our assets

As a result of these restrictions, we may be limited in how we conduct our business, grow in accordance with our strategy, compete effectively, or take advantage of new business opportunities. In addition, the restrictive covenants in the credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them.

A default under our indenture or credit facility would have a material, adverse effect on our business.

Our failure to make scheduled payments on our debt or our breach of the covenants or restrictions under the indenture that governs our senior notes or under our credit facility could result in an event of default under the applicable indebtedness. Such a default would have a material, adverse effect on our business and financial condition, including the following, among others:

•	Our lenders could declare all outstanding principal and interest to be due and payable, and we and our subsidiaries may not have sufficient assets to repay that indebtedness.

•	Our secured lenders could foreclose against the assets securing their borrowings.

•	Our lenders under the credit facility could terminate all commitments to extend further credit under that facility.

•	We could be forced into bankruptcy or liquidation.

Our material indebtedness and interest expense could adversely affect our financial condition.

As of June 30, 2019, our total debt was $1,035.6 million, made up of $400.0 million of senior notes, $621.2 million of loan obligations under our credit facility and $14.4 million of other debt.

Subject to the limits contained in the credit facility, the indenture that governs our senior notes, and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our level of debt could intensify. Specifically, our level of debt could have important consequences, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, or other general corporate requirements

•
requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, and other general corporate purposes

•	increasing our vulnerability to general adverse economic and industry conditions

•	exposing us to the risk of increased interest rates as some of our borrowings, including borrowings under our credit facility, are at variable rates of interest

•	limiting our flexibility in planning for and reacting to changes in the industry and marketplaces in which we compete

•	placing us at a disadvantage compared to other, less leveraged competitors

•	increasing our cost of borrowing

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to economic and competitive conditions and to various financial, business, legislative, regulatory, and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital, or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all.

If we cannot make scheduled payments on our debt, we will be in default. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our credit facility are at variable rates of interest and expose us to interest rate risk, and any interest rate swaps we enter into in order to reduce interest rate volatility may not fully mitigate our interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. As of June 30, 2019, a hypothetical 100 basis point increase in rates, inclusive of our outstanding interest rate swaps, would result in an increase of interest expense of approximately $1.0 million over the next 12 months.

Border controls and duties and restrictions on cross-border commerce may negatively impact our business.

Many governments impose restrictions on shipping goods into their countries, as well as protectionist measures such as customs duties and tariffs that may apply directly to product categories comprising a material portion of our revenues. The customs laws, rules and regulations that we are required to comply with are complex and subject to unpredictable enforcement and modification. As a result of these restrictions, we have from time to time experienced delays in shipping our manufactured products into certain countries, and changes in cross-border regulations could have a significant negative effect on our business. For example, the current United States administration has made, and may continue to make, major changes in trade policy between the United States and other countries, such as the imposition of additional tariffs and duties on imported products, and has suggested closing the border between the United States and Mexico. Because we produce most physical products for our United States customers at our facilities in Canada and Mexico and we source most materials for our products outside the United States, including material amounts of sourcing from China, future changes in tax policy or trade relations could adversely affect our business and results of operations.
If we are unable to protect our intellectual property rights, our reputation and brands could be damaged, and others may be able to use our technology, which could substantially harm our business and financial results.

We rely on a combination of patents, trademarks, trade secrets, copyrights, and contractual restrictions to protect our intellectual property, but these protective measures afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to copy or use technology or information that we consider proprietary. There can be no guarantee that any of our pending patent applications or continuation patent applications will be granted, and from time to time we face infringement, invalidity, intellectual property ownership, or similar claims brought by third parties with respect to our patents. In addition, despite our trademark registrations throughout the world, our competitors or other entities may adopt names, marks, or domain names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Enforcing our intellectual property rights can be extremely costly, and a failure to protect or enforce these rights could damage our reputation and brands and substantially harm our business and financial results.

Intellectual property disputes and litigation are costly and could cause us to lose our exclusive rights, subject us to liability, or require us to stop some of our business activities.

From time to time, we receive claims from third parties that we infringe their intellectual property rights, that we are required to enter into patent licenses covering aspects of the technology we use in our business, or that we improperly obtained or used their confidential or proprietary information. Any litigation, settlement, license, or other proceeding relating to intellectual property rights, even if we settle it or it is resolved in our favor, could be costly, divert our management's efforts from managing and growing our business, and create uncertainties that may make it more difficult to run our operations. If any parties successfully claim that we infringe their intellectual property rights, we might be forced to pay significant damages and attorney's fees, and we could be restricted from using certain technologies important to the operation of our business.

Our business is dependent on the Internet, and unfavorable changes in government regulation of the Internet, e-commerce, and email marketing could substantially harm our business and financial results.

Because most of our businesses depend primarily on the Internet for our sales, laws specifically governing the Internet, e-commerce, and email marketing may have a greater impact on our operations than other more traditional businesses. Existing and future laws, such as laws covering pricing, customs, privacy, consumer protection, or commercial email, may impede the growth of e-commerce and our ability to compete with traditional “bricks and mortar” retailers. Existing and future laws or unfavorable changes or interpretations of these laws could substantially harm our business and financial results.

If we were required to review the content that our customers incorporate into our products and interdict the shipment of products that violate copyright protections or other laws, our costs would significantly increase, which would harm our results of operations.

Because of our focus on automation and high volumes, most of our sales do not involve any human-based review of content. Although our websites' terms of use specifically require customers to make representations about the legality and ownership of the content they upload for production, there is a risk that a customer may supply an image or other content for an order we produce that is the property of another party used without permission, that infringes the copyright or trademark of another party, or that would be considered to be defamatory, hateful, obscene, or otherwise objectionable or illegal under the laws of the jurisdiction(s) where that customer lives or where we operate. If we were to become legally obligated to perform manual screening of customer orders, our costs would increase significantly, and we could be required to pay substantial penalties or monetary damages for any failure in our screening process.

We may be subject to product liability or environmental compliance claims if people, property, or the environment are harmed by the products we sell.

Some of the products we sell, including products manufactured or supplied by third-party business partners, may expose us to product liability or environmental compliance claims relating to issues such as personal injury, death, property damage, or the use or disposal of environmentally harmful substances and may require product recalls or other actions. Any claims, litigation, or recalls could be costly to us and damage our brands and reputation.

We do not collect indirect taxes in all jurisdictions, which could expose us to tax liabilities.

In some of the jurisdictions where we sell products and services, we do not collect or have imposed upon us sales, value added or other consumption taxes, which we refer to as indirect taxes. The application of indirect taxes to e-commerce businesses such as Cimpress is a complex and evolving issue, and in many cases, it is not clear how existing tax statutes apply to the Internet or e-commerce. If a government entity claims that we should have been collecting indirect taxes on the sale of our products in a jurisdiction where we have not been doing so, then we could incur substantial tax liabilities for past sales.

For example, some of our businesses do not currently collect sales tax in all U.S. states where they sell products. Many state governments in the United States have imposed or are seeking to impose sales tax collection responsibility on out-of-state, online retailers, and the recent U.S. Supreme Court ruling in South Dakota v. Wayfair, Inc. et al. enables states to consider adopting laws requiring remote sellers to collect and remit sales tax, even in states in which the seller has no physical presence. To the extent that individual states decide to adopt similar legislation, this could significantly increase the collection and compliance burden on Cimpress businesses operating in the U.S. In addition, there is risk that a state government in which a Cimpress business currently is not registered to collect and remit sales tax may attempt to assess tax, interest and penalties relating to prior periods.

Risks Related to Our Corporate Structure

Challenges by various tax authorities to our international structure could, if successful, increase our effective tax rate and adversely affect our earnings.

We are a Dutch limited liability company that operates through various subsidiaries in a number of countries throughout the world. Consequently, we are subject to tax laws, treaties and regulations in the countries in which we operate, and these laws and treaties are subject to interpretation. From time to time, we are subject to tax audits, and the tax authorities in these countries could claim that a greater portion of the income of the Cimpress plc group should be subject to income or other tax in their respective jurisdictions, which could result in an increase to our effective tax rate and adversely affect our results of operations.

Changes in tax laws, regulations and treaties could affect our tax rate and our results of operations.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flow from operations. There are currently multiple initiatives for comprehensive tax reform underway in key jurisdictions where we have operations, and we cannot predict whether any other specific legislation will be enacted or the terms of any such legislation. However, if such legislation were enacted, or if modifications were to be made to certain existing treaties, the consequences could have a materially adverse impact on us, including increasing our tax burden, increasing costs of our tax compliance or otherwise adversely affecting our financial condition, results of operations and cash flows.

The recent Swiss Federal Act on Tax Reform and AHV Financing (TRAF) will result in significant changes to the Swiss cantonal income tax system that will become effective on January 1, 2020, including the elimination of historically favorable cantonal tax regimes, the introduction of a patent box regime and the introduction of a research and development super deduction. In response to the TRAF, Zurich, the Swiss canton in which we operate, must enact cantonal tax reform to comply with the framework provided by the TRAF and is also expected to lower the statutory tax rate to compensate for the elimination of the historically favorable cantonal tax regimes. When Zurich enacts this cantonal tax reform, which we expect to occur sometime in the first half of our fiscal year 2020, we will be required to remeasure our Swiss deferred tax assets and liabilities to account for the elimination of the historically favorable cantonal tax regimes, the impact of the transitional rules and the change in the statutory cantonal tax rate. This remeasurement of our Swiss deferred tax assets and liabilities could have a significant impact on our income tax provision in the period of enactment.

Our intercompany arrangements may be challenged, which could result in higher taxes or penalties and an adverse effect on our earnings.

We operate pursuant to written transfer pricing agreements among Cimpress plc and its subsidiaries, which establish transfer prices for various services performed by our subsidiaries for other Cimpress group companies. If two or more affiliated companies are located in different countries, the tax laws or regulations of each country generally will require that transfer prices be consistent with those between unrelated companies dealing at arm's length. With the exception of certain jurisdictions where we have obtained rulings or advance pricing agreements, our transfer pricing arrangements are not binding on applicable tax authorities, and no official authority in any other country has made a determination as to whether or not we are operating in compliance with its transfer pricing laws. If tax authorities in any country were successful in challenging our transfer prices as not reflecting arm's length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices. A reallocation of taxable income from a lower tax jurisdiction to a higher tax jurisdiction would result in a higher tax liability to us. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, resulting in double taxation.

Our Articles of Association, Dutch law and the independent foundation, Stichting Continuïteit Cimpress, may make it difficult to replace or remove management, may inhibit or delay a change of control or may dilute shareholder voting power.

Our Articles of Association, or Articles, as governed by Dutch law, limit our shareholders' ability to suspend or dismiss the members of our Board of Directors or to overrule our Board's nominees by requiring a supermajority vote to do so under most circumstances. As a result, there may be circumstances in which shareholders may not be able to remove members of our Board of Directors even if holders of a majority of our ordinary shares favor doing so.

In addition, an independent foundation, Stichting Continuïteit Cimpress, or the Foundation, exists to safeguard the interests of Cimpress plc and its stakeholders, which include but are not limited to our shareholders, and to assist in maintaining Cimpress' continuity and independence. To this end, we have granted the Foundation a call option pursuant to which the Foundation may acquire a number of preferred shares equal to the same number of ordinary shares then outstanding, which is designed to provide a protective measure against unsolicited take-over bids for Cimpress and other hostile threats. If the Foundation were to exercise the call option, it may prevent a change of control or delay or prevent a takeover attempt, including a takeover attempt that might result in a premium over the market price for our ordinary shares. Exercise of the preferred share option would also effectively dilute the voting power of our outstanding ordinary shares by one half.

We have limited flexibility with respect to certain aspects of capital management and certain corporate transactions.

Dutch law imposes limitations and requirements on corporate actions such as the payment of dividends, issuance of new shares, repurchase of outstanding shares, and corporate acquisitions of a certain size, among other actions. For example, Dutch law requires shareholder approval for many corporate actions that would not be subject to shareholder approval if we were incorporated in the United States. Situations may arise where the flexibility to issue shares, pay dividends, purchase shares, acquire other companies, or take other corporate actions would be beneficial to us, but is subject to limitations, subject to delay due to shareholder approval requirements, or unavailable under Dutch law.

Because of our corporate structure, our shareholders may find it difficult to pursue legal remedies against the members of our Board of Directors.

Our Articles and our internal corporate affairs are governed by Dutch law, and the rights of our shareholders and the responsibilities of our Board of Directors are different from those established under United States laws. For example, under Dutch law derivative lawsuits are generally not available, and our Board is responsible for acting in the best interests of the company, its business and all of its stakeholders generally (including employees, customers and creditors), not just shareholders. As a result, our shareholders may find it more difficult to protect their interests against actions by members of our Board than they would if we were a U.S. corporation.

Because of our corporate structure, our shareholders may find it difficult to enforce claims based on United States federal or state laws, including securities liabilities, against us or our management team.

We are incorporated under the laws of the Netherlands, and the majority of our assets are located outside of the United States. In addition, some of our officers and management reside outside of the United States. In most cases, a final judgment for the payment of money rendered by a U.S. federal or state court would not be directly enforceable in the Netherlands. Although there is a process under Dutch law for petitioning a Dutch court to enforce a judgment rendered in the United States, there can be no assurance that a Dutch court would impose civil liability on us or our management team in any lawsuit predicated solely upon U.S. securities or other laws. In addition, because most of our assets are located outside of the United States, it could be difficult for investors to place a lien on our assets in connection with a claim of liability under U.S. laws. As a result, it may be difficult for investors to enforce U.S. court judgments or rights predicated upon U.S. laws against us or our management team outside of the United States.

We may not be able to make distributions or purchase shares without subjecting our shareholders to Dutch withholding tax.

A Dutch withholding tax may be levied on dividends and similar distributions made by Cimpress plc to its shareholders at the statutory rate of 15% if we cannot structure such distributions as being made to shareholders in relation to a reduction of par value, which would be non-taxable for Dutch withholding tax purposes. We have purchased our shares and may seek to purchase additional shares in the future. Under our Dutch Advanced Tax Ruling, a purchase of shares should not result in any Dutch withholding tax if we hold the purchased shares in treasury for the purpose of issuing shares pursuant to employee share awards or for the funding of acquisitions. However, if the shares cannot be used for these purposes, or the Dutch tax authorities successfully challenge the use of the shares for these purposes, such a purchase of shares may be treated as a partial liquidation subject to the 15% Dutch withholding tax to be levied on the difference between our average paid in capital per share for Dutch tax purposes and the redemption price per share, if higher.

We may be treated as a passive foreign investment company for United States tax purposes, which may subject United States shareholders to adverse tax consequences.

If our passive income, or our assets that produce passive income, exceed levels provided by law for any taxable year, we may be characterized as a passive foreign investment company, or a PFIC, for United States federal income tax purposes. If we are treated as a PFIC, U.S. holders of our ordinary shares would be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive and the gain, if any, they derive from the sale or other disposition of their ordinary shares.

We believe that we were not a PFIC for the tax year ended June 30, 2018 and we expect that we will not become a PFIC in the foreseeable future. However, whether we are treated as a PFIC depends on questions of fact as to our assets and revenues that can only be determined at the end of each tax year. Accordingly, we cannot be certain that we will not be treated as a PFIC in future years.

If a United States shareholder owns 10% or more of our ordinary shares, it may be subject to increased United States taxation under the “controlled foreign corporation” rules. Additionally, this may negatively impact the demand for our ordinary shares.

If a United States shareholder owns 10% or more of our ordinary shares, it may be subject to increased United States federal income taxation (and possibly state income taxation) under the “controlled foreign corporation” rules. In general, if a U.S. person owns (or is deemed to own) at least 10% of the voting power or value of a non-U.S. corporation, or “10% U.S. Shareholder,” and if such non-U.S. corporation is a “controlled foreign corporation,” or “CFC,” then such 10% U.S. Shareholder who owns (or is deemed to own) shares in the CFC on the last day of the CFC's taxable year must include in its gross income for United States federal income tax (and possibly state income tax) purposes its pro rata share of the CFC's “subpart F income,” even if the "subpart F income" is not distributed. In addition, a 10% U.S. shareholder's pro rata share of other income of a CFC, even if not distributed, might also need to be included in a 10% U.S. Shareholder’s gross income for United States federal income tax (and possibly state income tax) purposes under the “global intangible low-taxed income” or “GILTI” provisions of the U.S. tax law. In general, a non-U.S. corporation is considered a CFC if one or more 10% U.S. Shareholders together own more than 50% of the voting power or value of the corporation on any day during the taxable year of the corporation. “Subpart F income” consists of, among other things, certain types of dividends, interest, rents, royalties, gains, and certain types of income from services and personal property sales.
The rules for determining ownership for purposes of determining 10% U.S. Shareholder and CFC status are complicated, depend on the particular facts relating to each investor, and are not necessarily the same as the rules for determining beneficial ownership for SEC reporting purposes. For taxable years in which we are a CFC, each of our 10% U.S. Shareholders will be required to include in its gross income for United States federal income tax (and possibly state income tax) purposes its pro rata share of our "subpart F income," even if the subpart F income is not distributed by us, and might also be required to include its pro rata share of other income of ours, even if not distributed by us, under the GILTI provisions of the U.S. tax law. We currently do not believe we are a CFC. However, whether we are treated as a CFC can be affected by, among other things, facts as to our share ownership that may change. Accordingly, we cannot be certain that we will not be treated as a CFC in future years.
The risk of being subject to increased taxation as a CFC may deter our current shareholders from acquiring additional ordinary shares or new shareholders from establishing a position in our ordinary shares. Either of these scenarios could impact the demand for, and value of, our ordinary shares.
The ownership of our ordinary shares is highly concentrated, which could cause or exacerbate volatility in our share price.

Approximately 70% of our ordinary shares are held by our top 10 shareholders, and we may repurchase shares in the future, which could further increase the concentration of our share ownership. Because of this reduced liquidity, the trading of relatively small quantities of shares by our shareholders could disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously if a large number of our ordinary shares were sold on the market without commensurate demand, as compared to a company with greater trading liquidity that could better absorb those sales without adverse impact on its share price.